National Pizza Company
                            Exhibit 23.1

                   Consent of Independent Auditors

     We consent to the incorporation by reference in this Annual Report (Form 10-K) of National Pizza Company of our report dated May 2, 1994, included in the 1994 Annual Report to Stockholders of National Pizza Company.

     Our audits also included the consolidated financial statement schedules of National Pizza Company listed in
     Item 14(a). These schedules are the responsibility of the Company's management. Our responsibility is to express an opinion on these schedules based on our audits. In our opinion, the consolidated financial statement schedules referred to above, when considered in relation to the basic consolidated financial statements taken as a whole, present fairly in all material respects the information set forth therein.

     We also consent to the incorporation by reference in the Registration Statements (Form S-8 No. 33-2233 and Form S-8 No. 33-37354) pertaining to the National Pizza Company 1984 Non-Qualified Stock Option Plan, As Amended of our report dated May 2, 1994, with respect to the consolidated financial statements, incorporated herein by reference, and our report included in the preceding paragraph with respect to the financial statement schedules included in the Annual Report (Form 10-K) of National Pizza Company.

     ERNST & YOUNG
     Kansas City, Missouri
     June 13, 1994